EXHIBIT 5.1

[Letterhead of Proskauer Rose LLP]

December 5, 2007

Icahn Enterprises L.P.,
f/k/a
American Real Estate Partners, L.P.
767 Fifth Avenue
Suite 4700
New York, NY 10153

Ladies and Gentlemen:

We have acted as counsel to each of Icahn Enterprises L.P. (“Icahn Enterprises”), which was formerly known as American Real Estate Partners, L.P., a Delaware limited partnership, and Icahn Enterprises Finance Corp. ("Icahn Finance"), which was formerly known as American Real Estate Finance Corp., a Delaware corporation (and, together with Icahn Enterprises, the “Company”), and Icahn Enterprises Holdings L.P., which was formerly known as American Real Estate Holdings Limited Partnership, a Delaware limited partnership (the “Guarantor”), in connection with the proposed offer by each of Icahn Enterprises and Icahn Finance, as co-issuers, to exchange $500,000,000 aggregate principal amount of its 7 1/8% Senior Notes due 2013 (the “New Notes”) for all of its outstanding 7 1/8% Senior Secured Notes due 2013 (the “Private Notes”). The Private Notes were issued on January 17, 2007 as additional notes under an indenture dated February 7, 2005, among Icahn Enterprises, Icahn Finance, the Guarantor and Wilmington Trust Company, as Trustee (the “Indenture”). At the time the Private Notes were issued, the Company entered into a registration rights agreement by and among Icahn Enterprises, Icahn Finance, the Guarantor and Jefferies & Company (the “Registration Rights Agreement”) in which the Company agreed to exchange the Private Notes for the New Notes to be registered under the Securities Act of 1933, as amended (the “Securities Act”). The capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Company’s Registration Statement on Form S-4 (No. 333-143929) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, with respect to the New Notes.

In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company and the Guarantor, and certificates of public officials and representatives of the Company and the Guarantor, as we considered necessary or appropriate for enabling us to express the opinions set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company, the Guarantor and others. We have not independently verified such factual matters.

Based upon and subject to the foregoing and the assumptions and qualifications set forth below, it is our opinion that as of the date hereof:

(a) The New Notes have been duly authorized by the Company and, when the Registration Statement has become effective and the New Notes have been duly executed, authenticated, issued and delivered in accordance with the Registration Rights Agreement and the Indenture, such New Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(b) When the New Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the guarantee of the Guarantor with respect to the New Notes (the “Guarantee”) will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

In connection with our opinions above, we have assumed that at or prior to the time of delivery of the New Notes, the authorization of the New Notes will be applicable to each New Note, will not be modified or rescinded and there will not have occurred any change in the law affecting the validity or enforceability of such New Notes. We have also assumed that the issuance and delivery of the New Notes will not, at or prior to the time of delivery of the New Notes, result in a violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Insofar as this opinion relates to the Guarantee, we have assumed the adequacy of the consideration that supports the agreements of the Guarantor and the solvency and adequacy of capital of the Guarantor.

The opinions rendered above relating to the enforceability of the New Notes and the Guarantee are subject to the following qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys' fees, except to the extent a court determines such fees to be reasonable.

With your consent, we have assumed for purposes of this opinion that (i) each of the parties to the Indenture and the New Notes (collectively the “Operative Documents”) (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to each of the parties to the Operative Documents (other than Icahn Enterprises, Icahn Finance and the Guarantor), each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and (iv) all parties to the Operative Documents have complied with any applicable requirements to file returns and pay taxes under applicable tax laws.

This opinion is limited to the federal law of the United States, the Delaware General Corporation Law and the Revised Uniform Limited Partnership Act of Delaware. We have not been requested to express and, with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the New Notes of Section 548 of the United States Bankruptcy Code or applicable state law relating to fraudulent transfers and obligations. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Proskauer Rose LLP